CUSIP NO.  07278T 10 6

Exhibit 7A

AGREEMENT

The undersigned agree that this Amendment No. 2 to Schedule 13D relating to shares of the common stock of BayHill Capital Corporation shall be filed jointly on behalf of each of the undersigned.

BAYHILL CAPITAL, LC,
a Utah limited liability company

June 5, 2008	By: /s/ Robert K. Bench
Date	Its: Manager, BayHill Group, LC
June 5, 2008	By: /s/ Robert K. Bench
Date	Robert K. Bench
June 5, 2008	By: /s/ Todd Esplin
Date	Todd Esplin